                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 7)*

                                  GRACO INC.
                              -------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  384109-10-4
                                  -----------
                                (CUSIP Number)


      Check the following box if a fee is being paid with this statement / /.
      (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))


                               Page 1 of 9 Pages

  CUSIP NO. 384109-10-4                   13G                Page 2 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Trust U/W Clarissa L. Gray
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) / /
                                                                (b) /X/

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Trust governed by the laws of Minnesota

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                2,012,932

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 2,012,932

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          2,012,932

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            26.4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            00 (Trust)

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO. 384109-10-4                   13G                Page 3 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Bank National Association
            Tax I.D. - 41-025-6895
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) / /
      Trustee of Clarissa L. Gray Trust                         (b) /X/

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA (National Bank organized under National Banking Act)

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,012,932
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              2,012,932
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          2,012,932

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            26.4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            BK

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO. 384109-10-4                   13G                Page 4 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maynard B. Hasselquist
            S.S.  ###-##-####
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) / /
      Trustee of Clarissa L. Gray Trust                         (b) /X/

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            10,814

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             2,083,002 (Includes all shares held by the Trust;
     OWNED BY 70 shares held by Mr. Hasselquist's wife, as to which Mr. Hasselquist may be deemed to share voting
       EACH power; and 70,000 shares held by Greycoach Foundation of which Mr. Hasselquist is a director.)
    REPORTING
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7
       WITH                 10,814

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                              2,083,002
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          2,093,816

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            27.4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            IN

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP NO. 384109-10-4                   13G                Page 5 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David A. Koch
            S.S.  ###-##-####
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) / /
      Trustee of Clarissa L. Gray Trust                         (b) /X/

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                         121,331 (Includes "Restricted Shares" of 19,596 and
     NUMBER OF           ESOP Shares of 134.)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,427,659 (Includes all shares held by Trust; 53,331
     OWNED BY             shares owned by Mr. Koch's wife, as to which Mr. Koch
                          may be deemed to share voting power; 10,690 shares
       EACH               owned by the Graco Foundation of which Mr. Koch is a
                          director; 79,881 unallocated shares held by Graco's
     REPORTING            Employee Stock Ownership Plan; 200,825 shares owned by
                          the Graco Pension Plan as to which Mr. Koch shares
      PERSON              voting power; and 70,000 shares held by Greycoach
                          Foundation of which Mr. Koch is a director.)
       WITH
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                          121,197

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          2,427,659
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          2,548,990

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            33.4%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            IN

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 4 of Amendment No. 6 to the Statement of Ownership and amendments thereto filed by the Trust U/W Clarissa L. Gray (the "Trust") pursuant to Rules 13d-1(c) and 13d-2(b) under Section 13(d) of the Securities Exchange Act of 1934, as amended, is hereby further amended by restating such item to add or to update the information contained therein as set forth below:

Item 4   Ownership:

         (a)  Amount beneficially owned:   2,012,932

         (b)  Percentage of Class: 26.4%

         (c)  Number of Shares as to which the Trust has:

              (i)    Sole power to vote or direct the vote:  2,012,932

              (ii)   Shared power to vote or direct the vote:  0

              (iii)  Sole power to dispose or direct the disposition:  2,012,932

              (iv)   Shared power to dispose or direct the disposition:  0

The trustees share the power to vote or to direct the vote and to dispose or direct the disposition of all shares held by the Trust. Any additional shares of Graco Inc. owned by individual trustees are listed on the Cover Page relating to such trustee.





                               Page 6 of 9 Pages

                                   SIGNATURE
                                   ---------

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  February 10, 1994
                                    TRUST U/W CLARISSA L. GRAY

                                    First Bank National Association, Trustee


                                        /s/ John Westrom
                                    By:_______________________________

                                       John Westrom, Vice President


                                    First Bank National Association, Trustee


                                        /s/ John Westrom
                                    By:_______________________________

                                       John Westrom, Vice President



                                     /s/  Maynard B. Hasselquist*
                                    __________________________________
                                    Maynard B. Hasselquist, Trustee


                                     /s/ David A. Koch
                                    __________________________________
                                    David A. Koch, Trustee

      /s/ David A. Koch
*By: _________________________
     David A. Koch,
     Attorney-in-fact




                               Page 7 of 9 Pages

                                 EXHIBIT INDEX


Exhibit          Description                            Page No.
- -------          -----------                            --------
A                Power of Attorney of                   9
                 Maynard B. Hasselquist, dated
                 December 31, 1993




                               Page 8 of 9 Pages

                               POWER OF ATTORNEY


          KNOW ALL PERSONS BY THESE PRESENTS, that Maynard Hasselquist hereby constitutes and appoints David A. Koch and Sidney Sehlin, and each of either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign reports required to be filed by the undersigned pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (and any and all amendments thereto) relating to the ownership of securities of Graco Inc. by the trust u/w of Clarissa Gray, with the Securities and Exchange Commission and the New York Stock Exchange, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed on December 31, 1993.


                              /s/  Maynard B. Hasselquist
                              ....................................
                              Maynard B. Hasselquist


















                               Page 9 of 9 Pages